UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 19, 2019

Five Prime Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36070	26-0038620
(state or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

111 Oyster Point Boulevard South San Francisco, California		94080
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (415) 365-5600

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, par value $0.001 per share	FPRX	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Chief Executive Officer

On September 19, 2019, Aron Knickerbocker resigned as (i) President and Chief Executive Officer and employee of Five Prime Therapeutics, Inc. (the “Company”) and (ii) a member of the Board of Directors of the Company (the “Board”).

On September 19, 2019, the Company and Mr. Knickerbocker entered into a severance benefits agreement (the “Agreement”). Pursuant to the Agreement, the Company will pay Mr. Knickerbocker severance in an amount equal to his monthly base salary and pro-rata monthly target bonus for 12 months (the “Severance Pay Period”) for a total of $772,500, subject to customary payroll withholding and other deductions. As additional severance, Mr. Knickerbocker is entitled under the Agreement to a payment in an amount equal his 2019 performance bonus pro-rated by 75% for his partial year service (the “Pro-Rated 2019 Bonus”). The Pro-Rated 2019 bonus will be determined by the Compensation Committee of the Board when it determines bonuses for all of the senior executives at the Company (expected to occur in February 2020), and the Company would pay any such Pro-Rated Bonus during March 2020, subject to customary payroll withholding and deductions.

Under the Agreement, the Company will accelerate the vesting and exercisability of 50% of (i) all unvested options to purchase common stock of the Company and (ii) all unvested restricted shares of common stock of the Company held by Mr. Knickerbocker as of September 19, 2019. The Company also agreed to extend the period during which Mr. Knickerbocker may exercise his vested options to purchase common stock of the Company so that he will have until December 31, 2020 to exercise his vested options.

If Mr. Knickerbocker elects continued health or dental insurance coverage under COBRA, the Company will pay for the monthly cost of such coverage for up to 12 months following his resignation.

The Agreement also includes a general release of claims by Mr. Knickerbocker.

The Agreement supersedes the Executive Severance Benefits Agreement entered into between the Company and Mr. Knickerbocker on December 30, 2009.

The foregoing description of the Agreement is only a summary and is qualified in its entirety by reference to the Agreement, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the fiscal year ending September 30, 2019.

Appointment of Interim Chief Executive Officer

Effective September 19, 2019, the Board appointed the Company’s Chairman of the Board, William R. Ringo, as Interim Chief Executive Officer while the Company conducts a search for a new Chief Executive Officer. Mr. Ringo will serve as Interim Chief Executive Officer until his successor is appointed or until Mr. Ringo’s earlier resignation or removal. In connection with his appointment as Interim Chief Executive Officer, Mr. Ringo has resigned as a member of the Compensation and Management Development Committee and the Nominating and Corporate Governance Committee of the Board.

The Compensation and Management Development Committee has not yet determined the compensation payable to Mr. Ringo in connection with the commencement of this new role as interim Chief Executive Officer. The Company will file an amendment to this current report on Form 8-K within four business days of such determination.

The information required by Items 401(b), (d), (e) and Item 404(a) of Regulation S-K relating to Mr. Ringo is hereby incorporate by reference to the Company’s Proxy Statement for the 2019 annual meeting of stockholders, as filed with the Securities and Exchange Commission on April 29, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Five Prime Therapeutics, Inc.

By:	/s/ Francis Sarena
Francis Sarena
Chief Strategy Officer and Secretary

Dated: September 19, 2019